Exhibit 3.1

SECOND ARTICLES OF AMENDMENT TO

THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF

RODIN GLOBAL PROPERTY TRUST, INC.

Rodin Global Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.2.4 and Section 11.2 of the Charter in their entirety and substituting in lieu thereof the following:

Section 5.2.4 Voting Rights. Except as may be provided otherwise in the Charter, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 11.2 Voting Rights of Stockholders. Subject to the mandatory provisions of any applicable laws or regulations, the holders of Common Shares shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1, 7.4 and 7.11 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation; (d) merger, conversion or consolidation of the Corporation into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or similar reorganization of the Corporation except as permitted by law.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Charter shall be and remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Treasurer on this 1st day of July 2019.

ATTEST:	RODIN GLOBAL PROPERTY TRUST, INC.

/s/ STEVEN BISGAY	/s/ KENNETH CARPENTER
Name: Steven Bisgay	Name: Kenneth Carpenter	(SEAL)
Title: Chief Financial Officer and Treasurer	Title: President